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                              APPLICATION FOR LOANS


         Made and entered into at Tel Aviv on the 21st day of April 1998

To
     The First International Bank of Israel Ltd.
     Bank Poalei Agudat Israel Ltd.

     (the two banks will henceforth be referred to collectively and individually as: "the Banks", and each of them separately as: "the Bank")

     In the framework of the general overdraft contract signed with each of you (hereinafter: "the Revolving Credit Contract") and subject to all our undertakings to you pursuant thereto and according to any other document we have signed and/or may sign in your favour, we request you to grant us loans as described below (hereinafter: "the Loans") for purposes of financing the purchase of 11,853,214 ordinary shares of NIS 1 nominal value each in the company Macpell Industries Ltd. (hereinafter: "the Shares") pursuant to a share purchase agreement signed between us and Messrs. Eliezer Peleg, Nahum Peleg, Mast Industries (Delaware) Inc., Shimon Topor, Michael Steinhart, the Topor Family Foundation, Zipora Ben-Tovim, Rivka Volkowitz, Palmach Zeevi, Arie Rotlevy, Shmuel Nu, Tsafi Peleg, Nir Peleg and Pnina Peleg dated 26th February 1998, in accordance with the following conditions:

1.   Definitions

     "The First International Bank" - the First International Bank of Israel Ltd., of 9 Ahad Haam Street, Tel Aviv;

     "PAGI Bank"- Bank Poalei Agudat Israel Ltd., of 9 Ahad Haam Street, Tel
     Aviv;

     "Business day" - a day on which most of the businesses of the banks are operating and on which clearing is done of instruments in the interbank clearing house;

     "Business day in foreign currency" - a business day on which transactions in foreign currency, as hereinafter defined, without limitation as to the amount of the transaction, are conducted at the First International Bank;

     "Foreign currency" - foreign currency of the type the borrower will select with the approval of the Bank;

     "Base interest" - the interest also known by the name prime interest, which is fixed by the Bank and which varies from time to time in accordance with developments in the economy and in the credit market and as published the Bank at its branches.

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     "Libor interest" - the highest rate of interest (rounded upwards to the nearest 1/8 of one percent) at which interbank deposits in foreign currency for three months are offered on the Interbank Euro market in London, as quoted at 11:00 (London time) or soon thereafter, two business days in foreign currency prior to the date of commencement of each interest period, and will be published by Reuters News Service on the page FRBD, FRDE, as the case may be. Should the relevant page not appear as aforesaid, the First International Bank will fix the "Libor interest" rate based on another similar page/document appearing on Reuters;

     "Date of granting of the loan" - 21st Apri1 1998.

     "Dollar" - the United States dollar.

     "Representative rate" - the last representative rate published by the Bank of Israel which is known on the date the loan is given.

2.   Giving of Loan in shekels

     2.1  Amount of the Loan and giving thereof

          2.1.1 Subject to furnishing of the collateral security as agreed to by you, you will, on the date of giving of the Loan, provide us with a loan in shekels in an amount in shekels equivalent, according to the representative rate, to $33,500,000 (hereinafter; "the Loan in Shekels") on a basis that the share of each Bank is as set forth below:

                    a. An amount in shekels equivalent, according to the representative rate, to $16,750,000, which constitutes 50% of the amount of the Loan in Shekels, will be given to us by the First International Bank in the framework of account no. 409-434671 in our name at the main branch in Tel Aviv.

                    b. An amount in shekels equivalent, according to the representative rate, to $16,750,000, which constitutes 50% of the amount of the Loan in Shekels, will be given to us by the Bank Pagi in the framework of account no. 409-669539 in our name at the Rabbi Akiva branch, Bnei Brak.

          2.1.2 Please transfer the amount of the Loan in Shekels in accordance with the schedule attached hereto as Appendix A. Execution of above instructions will constitute proof that we have received the Loan in Shekels in accordance with the terms and conditions of this application.


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     2.2  Payments of principal and interest on the Loan in Shekels

          2.2.1     Payment of principal amount of the Loan in Shekels

                    The principal amount of the Loan in Shekels will be repaid on 21st July, 1998 (hereinafter: "the Due Date of Payment of the Loan in Shekels").

          2.2.2     Interest on the Loan in Shekels

                    The unpaid balance of the principal amount of the Loan in Shekels, as same stands from time to time, shall bear compound interest at the base rate of interest as same prevails from time to time, plus 0.5% per annum (hereinafter: "the Extra Interest") commencing from the date on which the Loan is given and up to the date(s) of payment thereof.

                    The base interest together with the aforesaid Extra Interest on the date of signing of this deed is a rate of 14.2% per annum (adjusted interest of 14.9742% per annum).

          2.2.3     Due dates for payment of interest

                    The due date for payment of the principal of the Loan in Shekels as specified in sub-paragraph 2.2.1 above.

          2.2.4     Deferment of due dates of payment

                    Should the due date of payment of any instalment on account of the principal amount of the Loan in Shekels, and/or the interest thereon, fall on a day which is not a business day, the due date of payment of the instalment shall be postponed to the first business day immediately following, and the interest shall be calculated correspondingly up to such date.

          2.2.5     Early repayment

                    a. We will be entitled to repay the principal amount of the Loan in Shekels, or any part thereof, and the interest which has accumulated thereon up to such time, prior to the Due Date of Payment of the Loan in Shekels, provided that notice in writing of 15 days in advance shall be given to the Bank in regard to the date of early repayment and of the amount we request to repay. Giving of such notice shall constitute an irrevocable instruction to the Bank to act in accordance with the matters set forth in the notice, and we will not be entitled to cancel or to alter our notice.


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                    b.   If the date specified in our notice is not a business
                         day, the early repayment will be effected on the first business day subsequent thereto.

          2.2.6     Manner of repayment of the loan in shekels

                    a. We hereby give you irrevocable instructions to debit the accounts which are conducted and/or may be conducted in our name at your bank, as described below, in your proportionate share, as specified above, with the amounts of the payments on account of the principal amount of the loans in shekels and the interest thereon, on the due dates of payment specified above, on the deferred due dates of payment or on the due dates of payment which will be fixed by you in the event that our obligations to you in respect of the loan in shekels should be made immediately due and payable as stated in the Revolving Credit Contract and/or in this Application, as the case may be (hereinafter: "the Agreed Due Dates of Payment") and we undertake to pay such amounts on due date.

                    b. In the event that there is no credit balance in our account at the Bank sufficient to cover the amount of the debit on one of the Agreed Due Dates of Payment, each amount which will be debited as aforesaid and which is not paid by us on the day specified for the payment thereof shall, from that date onwards, bear penalty interest at the highest rate prevailing at the Bank at such time on debit balances which have not been paid to the Bank on due date, commencing from the Agreed Due Date of Payment and up to the date of actual payment.

3.   Alternative loan

     Subject to the cumulative fulfilment of all the following conditions, you will provide us with an alternative loan to the balance of the Loan in Shekels. The loan will be given to us in foreign currency (hereinafter:
     "the Loan in Foreign Currency") or in new shekels (hereinafter: "the Loan in Israeli Currency"), at our election, of which we shall notify you in writing 7 days prior to the loan being given, in an amount which shall not exceed 20.3 % of the amount of the Loan in Shekels (hereinafter: "the Amount of the Alternative Loan")(hereinafter: "the Alternative Loan"), and the proceeds thereof shall be applied towards the liquidation of Bank Pagi's share of the Loan in Shekels,


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     The following are the cumulative conditions:

     3.1 Actual payment has been made to the First International Bank, up to the Due Date of Payment of the Loan in Shekels of 100% of the amounts due to it in respect of its share of the Loan in Shekels, and to Bank Pagi at least 59.4% of the amounts due to it in respect of its share of the Loan in Shekels.

     3.2 No event has occurred which entitles you to make the Loan in Shekels, or any portion thereof, immediately due and payable, in accordance with the terms and conditions of the Revolving Credit Contract and/or pursuant to the conditions of this deed.

4.   Providing of Alternative Loan in Foreign Currency

     4.1       Amount of the Loan in Foreign Currency and giving thereof

               4.1.1 The amount of the Loan in Foreign Currency will be equivalent to the amount of be Alternative Loan according to a selling rate to be agreed with us. In the absence of agreement, the amount of the Loan in Foreign Currency will be determined according to the rate for transfers and cheques (the low rate) for the foreign currency as published by the First International Bank on the date on which the Loan in Foreign Currency is given.

               4.1.2 The Loan in Foreign Currency will be given to us by the First International Bank through a branch of Bank Pagi by debiting our account at the First International Bank, Bank Pagi branch, and the proceeds thereof will be converted into shekels according to the rate mentioned in Paragraph 4.1.1 above and will be transferred to the credit of our account no. 409-669539 at Bank Pagi, Rabbi Akiva Branch, Bnei Brak, for liquidation of the balance of Bank Pagi's share in the Loan in Shekels.

               4.1.3 Crediting of our account as aforesaid by the Bank will constitute proof that we have received the Loan in Foreign Currency in accordance with terms and conditions of this Application.

     4.2 Due date for the payment of the principal amount of the Loan in Foreign Currency

               The principal amount of the Loan in Foreign Currency will be repaid in one payment at the end of three years from the date on which the Loan in Foreign Currency is given.

     4.3       Due dates of payment of interest on the Loan in Foreign Currency


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               The interest on the Loan in Foreign Currency shall be paid every three months, on the same day in the month on which the Loan in Foreign Currency was given, commencing from the end of three months from the date on which the Loan in Foreign Currency was given. The last payment shall be made on the date of repayment of the principal amount of the Loan in Foreign Currency.

     4.4       Interest periods

               The interest on the unpaid balance of the principal amount of the Loan in Foreign Currency shall be determined and calculated by the Bank in respect of interest periods. The first interest period is the period from the date of giving of the Loan in Foreign Currency (including that day) and up to the first date for payment of the interest, as specified above or as may be postponed (not including that day).

               The following interest periods are the periods between one date for payment of interest (including that day) and the next date for payment of interest (not including that day) as specified above, or as may be postponed.

     4.5 Rate of interest on the Loan in Foreign Currency and manner of fixing thereof

               The unpaid balance of the principal amount of the Loan in Foreign Currency, as same may stand from time to time, shall bear compound interest from the date the Loan in Foreign Currency is given and up to the date of the full actual repayment thereof at the Libor interest rate, as shall be determined from time to time by the First International Bank as at the date of commencement of each interest period, plus 1.2% per annum.

               If an any interest period has been shortened in actual practice, by virtue of payment of interest and/or principal of any Loan in Foreign Currency, the Libor rate of interest fixed in respect of such period shall not change.

     4.6       Postponement of due dates of payment

               Where the due date of payment of any instalment on account of the principal amount of the Loan in Foreign Currency and/or the interest thereon falls on a day that is not a business day in foreign currency, the due date for payment of the instalment shall be postponed to the first business day in foreign currency immediately thereafter, and the interest shall be calculated correspondingly up to such day.

     4.7       Early repayment of the Loan in Foreign Currency

               We will be entitled to pay the principal amount of the Loan in Foreign Currency and the interest which has accrued thereon up to such time, in


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               whole or in part, prior to the due date(s) of payment mentioned above, provided we give the Bank written notice 15 days in advance in regard to the date of early repayment, the amount we request to pay and what payments of principal we wish to make, and also on the express condition that payment shall be made only on one of the due dates of payment of the interest on the Loan in Foreign Currency, as specified in Paragraph 4.3 above. Giving of such notice shall constitute an irrevocable instruction to the Bank to act in accordance with the contents of the notice, and we will not be able to cancel and/or alter our notice.

     4.8       Early repayment at other times

               Apart from early repayment under the conditions set forth in Paragraph 4.7 above, we will not be entitled to pay the principal amount of the Loan in Foreign Currency and the interest thereon, in whole or in part, prior to the due dates of payment above, unless we receive your prior written consent to do so. You shall be entitled, in your discretion to make your consent subject to conditions.

     4.9       Manner of repayment of the Loan in Foreign Currency

               4.9.1 We hereby give you an irrevocable instruction to debit our account in foreign currency with the amounts of the instalments in foreign currency on account of the principal amount of the Loan in Foreign Currency and the interest thereon on the due dates of payment specified above, on the deferred due dates of payment, on dates of early repayment, or on the dates of payment as specified by you in the event that our debts to you in respect of the Loan in Foreign Currency should be made immediately due and payable as stated in the Revolving Credit Contract, or in this deed, as the case may be (hereinafter: "the Agreed Dates of Payment of the Loan in Foreign Currency"), and we undertake to pay the amounts which are debited as aforesaid on due date. In the event that there was no credit balance in foreign currency for payment of the aforesaid amounts, our current account at Bank Pagi will be debited with any amount which may be required for buying foreign currency in the amounts of the aforesaid payments, according to the rate for transfers and cheques (the high rate) for the foreign currency as shall be published by the First International Bank on the date of the purchase.

           4.9.2 If the credit balance in our account at Bank Pagi is insufficient to cover the amount of the debit on one of the Agreed Due Dates of Payment of the Loan in Foreign Currency, any amount which may be debited as aforesaid and which is not paid by us on the date specified for payment shall, from that date, bear penalty interest at the highest rate prevailing at the Bank at that time on debit


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                        balances (in foreign currency or in Israeli currency, as
                        the case may be) which have not been paid to the Bank on due date.

5.   Providing of the Loan in Israeli Currency

     5.1       Amount of the Loan in Israeli Currency and giving thereof

               5.1.1 The amount of the Loan in Israeli Currency will be equivalent to the amount of the Alternative Loan.

               5.1.2 The Loan in Israeli Currency will be given to us by Bank Pagi by way of crediting our account no. 409-669539 at Bank Pagi for liquidating the balance of Bank Pagi's share in the Loan in Shekels.

     5.2       Due date for payment for the principal of the Loan in Israeli
               Currency

               The Loan in Israeli Currency will be paid in one payment at the end of one year from the date the Loan in Israeli Currency is given (hereinafter: "the Short Loan in Israeli Currency") or at the end of three years from the date the Loan in Israeli Currency is given (hereinafter: "the Long Loan in Israeli Currency"), at our election, of which we shall notify you in writing 7 days prior to the Loan in Israeli Currency being given.

     5.3       Interest on the Loan in Israeli Currency

               5.3.1    Interest on the Short Loan in Israeli Currency

                        Where a Short Loan in Israeli Currency has been given, at our election, the unpaid balance of the principal amount of the Short Loan in Israeli Currency, as same stands from time to time, shall bear compound interest at the base rate of interest as prevailing from time to time, plus 0.6% per annum, commencing from the date on which the Short Loan in Israeli Currency is given and up to the date(s) of payment thereof.

               5.3.2    Interest on Long Loan in Israeli Currency

                        Where a Long Loan in Israeli Currency has been given, at our election, the unpaid balance of the principal amount of the Long Loan in Israeli Currency, as same stands from time to time, shall bear compound interest at the base rate of interest as prevailing from time to time, plus 0.75% per annum, commencing from the date on which the Long Loan in Israeli Currency is given and up to the date(s) of payment thereof.

     5.4       Due dates of payment of interest


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               The interest on the Loan in Israeli Currency shall be paid every three months, on the same day of the month on which the Loan in Israeli Currency was given, commencing from the end of three months from the date the Loan in Israeli Currency was given. The last payment shall be effected on the due date of payment of the principal amount of the Loan in Israeli Currency.

     5.5       Postponement of due dates of payment

               Where the due date of payment of any instalment on account of the principal amount of the Loan in Israeli Currency and/or the interest thereon falls on a day that is not a business day in foreign currency, the due date for payment of the instalment shall be postponed to the first business day immediately thereafter, and the interest shall be calculated correspondingly up to such day.

     5.6       Early repayment

               5.6.1 We shall be entitled to repay the principal amount of the Loan in Israeli Currency, or any part thereof, and the interest which has accumulated thereon up to such time, prior to the due date of payment as specified in Paragraphs 5.2 and 5.4 above, provided that notice shall be given to the Bank in writing 15 days in advance with regard to the date of early repayment and of the amount we wish to repay. The giving of such notice constitutes an irrevocable instruction to the Bank to act in accordance with the contents of the notice, and we will not be entitled to cancel or to alter our notice.

               5.6.2 Should the date mentioned in our notice not be a business day, the early repayment will be effected on the first business day subsequent thereto.

     5.7       Manner of repayment of the Loan in Israeli currency

               5.7.1 We hereby give you irrevocable instructions to debit the account which is conducted and/or which may be conducted in our name at Bank Pagi, as described below, with the amounts of the payments on account of the principal amount of the Loan in Israeli Currency and the interest thereon on the due dates of payment mentioned above, on the deferred due dates of payment or on due dates of payment as shall be fixed by you in the event that our debts to you in respect of the Loan in Israeli Currency should be made immediately due and payable as stated in the Revolving Credit Contract and/or in this Application, as the case may be (hereinafter: "the Agreed Due Dates for Repayment of the Loan in Israeli Currency") and we undertake to pay these amounts on the due date thereof.


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                5.7.2   If the credit balance in our account at Bank Pagi is
                        insufficient to cover the amount of the debit on one of the Agreed Due Dates of Payment of the Loan in Foreign Currency, any amount which may be debited as aforesaid and which is not paid by us on the date specified for payment shall, from that date, bear penalty interest at the highest rate prevailing at the Bank at that time on debit balances which have not been paid to the Bank on due date, commencing from the agreed due date of payment and up to the date of actual payment.

6.   Additional costs

     In every case that, as a result of any change in the provisions of any law or regulation (including a change in the interpretation of any such provisions) and/or as a result of compliance with an obligation, demand or any directive of the Bank of Israel, or of any other competent authority (including liquidity requirements and/or the setting aside of provisions for payments), the cost of providing the Alternative Loan should increase, whether it be the Loan in Foreign Currency or the Loan in Israeli Currency, or any part thereof, or the continued existence thereof, as compared with the cost as it applies on the date the Loan was given:

                6.1.1 The Bank shall notify us in writing with regard to the extent of the increase in price is and what the reasons for it are (hereinafter: "Notice of Increased Cost").

                6.1.2 We will pay the Bank additional amounts which will be sufficient, as determined by the Bank, in order to indemnify the Bank for the increase in costs and/or in the reduction in yield.

                6.1.3 Where Notice of Increased Cost has been given, we shall be entitled to repay the Alternative Loan prior to the dates specified above, under the conditions stipulated for early repayment in Paragraphs 4.7 or 5.6 above, as the case may be. In respect of the period from the date of giving of the Notice of Increased Cost and up to actual repayment, we will pay the Bank the additional amounts as referred to in Paragraph 6.1.2 above.

7.   Undertaking to repay the loans out of dividends and other receipts

     7.1 We hereby undertake that any amount which may be paid from time to time as a dividend in respect of the Shares (after deduction of withholding tax at source, to the extent that there is an obligation for such withholding) and any receipts or income which may be received by us in connection with the Shares and/or any rights in respect thereof (all henceforth referred to as: "Other Receipts") shall be applied solely to the repayment of the loans, in whole or in part, either on the due date of payment according to the payments schedule or for repayment prior to such time.


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               We will give Macpell Industries Ltd. an irrevocable instruction to pay all the Other Receipts solely to the credit of the account to be opened by the First International Bank of Israel Trust Company Ltd. (hereinafter: "the Trust Company") in trust for us (hereinafter: "the Trust Account").

     7.2       We will instruct the Trust Company to act as follows:

               7.2.1 The aforesaid amounts shall be deposited in the account on interest-bearing deposits (unlinked shekels or deposits in foreign currency or foreign currency-linked, in the event that the Alternative Loan is a Loan in Foreign Currency) from the date of receipt thereof and up to the date of set-off against them of the payments in respect of the Loans, as referred to in Paragraph
                        7.2.2 below.

                        In this period the aforesaid amounts will continue to serve as security for repayment of the loans. We will not be entitled to withdraw the aforesaid amounts, or any portion thereof, or to act thereon or in relation thereto. In the absence of your prior consent, you shall be entitled to treat any operation and/or writing and/or instruction which may be made and/or signed and/or given by us in connection with the aforesaid amounts as being null and void and as being of no binding effect,

               7.2.2 When the time for each payment arrives as aforesaid, the deposit shall be repaid, in whole or in part, and shall be paid to you in respect of your pro rata share in the amounts of the payments in relation to the Loans due to each of you from us at such time.

               7.2.3 Nothing in this paragraph shall derogate from our obligation to repay to you the Loans which have been given and/or will be given to us in accordance with the conditions of this deed.

8.   Making of the Loans immediately due and payable

     On the occurrence of one or more of the events set forth below, you shall be entitled to demand in writing the immediate payment of the unpaid balance of all the amounts due to you from us in respect of the Loans, including principal, interest, linkage differentials, if any, and expenses:

     8.1 If an event has occurred which entitles you, or either of you, in your decision, to make the credit granted to us in the scope of the Revolving Credit Contracts signed by us, immediately due and payable.

     8.2 It the undertaking given to you by Tabriz Anstalt Limited N.V., pursuant to which the aforesaid company undertook not to transfer and/or to encumber its Shares in Tefron Ltd., has been breached.


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     8.3       If the undertaking given to you by Mr. Arie Wolfson and Mr. Ziggy
               Rabinowitz, pursuant to which the aforesaid persons undertook, jointly and severally, not to exercise an option granted to them to purchase shares in Tefron Ltd., has been breached.

     8.4 If an amount due to either of you has not been paid to you, or to either of you, on the due date for payment thereof.

9.   Commissions and expenses

     We will pay you an amount in shekels equivalent to a sum of $10,000,in respect of the preparation of legal documents, at the time of signing of this deed.

10.  Levies, taxes and fees

     Without prejudice to our above obligations, we undertake to pay you any amount which may be demanded by you for payment of any levy, tax and fee for the payment of which you were liable and/or may in the future be liable and/or for the payment of which we were liable and/or will in the future be liable in respect of the Loans, including in the event that the Loans are, for any reason, made immediately due and payable.

11.  Use of the plural

     In this deed the plural shall also include the singular.

               In Witness whereof the parties have hereunto Signed


                                       (-)
                              Arwoll Holdings Ltd.





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